The Clorox Company News Release

Clorox Reports 7 Percent EPS Growth in Q3, Driven by Higher Volume and Sales; Updates Fiscal 2010 Outlook and Provides Initial Fiscal 2011 Outlook

OAKLAND, Calif., May 3, 2010 – The Clorox Company (NYSE: CLX) today reported solid earnings results, driven by solid volume growth, modest sales growth and strong cost savings, for its third quarter, which ended March 31, 2010.

“The organization delivered another strong quarter,” said Chairman and CEO Don Knauss. “I’m pleased with our continued volume growth. And, despite the impact of the Venezuela currency devaluation, we grew sales and increased earnings per share on top of more than 50 percent EPS growth in the year-ago quarter. Most of our businesses are performing well, and we’re continuing to invest in demand-building activities to build long-term brand equity while addressing short-term competitive price gaps.”

“I’m also pleased with the integration of the Caltech Industries business,” Knauss added. “This acquisition increases our ability to serve the health-care industry, where the use of disinfecting products is rapidly growing in response to increased attention on killing germs to help prevent hospital-acquired infections.”

Fiscal third-quarter results
Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2009, unless otherwise stated.
  $1.16 diluted earnings per share (7% growth)
  3% volume growth
  1% sales growth
Clorox reported third-quarter net earnings of $165 million, or $1.16 diluted earnings per share (EPS), versus $153 million, or $1.08 diluted earnings per share, in the year-ago quarter, an increase of 7 percent. As previously communicated, the company is accounting for its Venezuela business using the parallel market currency exchange rate, which resulted in a pretax loss of about $16 million, or 7 cents diluted EPS. Total company earnings benefited from volume growth and strong cost savings, partially offset by higher commodity costs and trade-promotion spending. (See “Non-GAAP financial information” below and the last page of this press release for information and a reconciliation of key third-quarter results.)

Volume increased 3 percent due to several major brands including Clorox® disinfecting wipes, Hidden Valley® salad dressings, Fresh Step® cat litter, Kingsford® charcoal, and disinfecting and fragranced cleaning products in Latin America.

Sales for the third quarter of fiscal 2010 increased 1 percent to $1.37 billion from $1.35 billion in the year-ago quarter. The previously mentioned Venezuela impact reduced third-quarter sales by 2.3 percentage points, which was more than offset by price increases and favorable exchange rates in other countries. Sales were also reduced by higher trade-promotion spending in response to competitive activity and in support of new products.

Gross margin was essentially flat versus the year-ago quarter, when gross margin increased 550 basis points. In the current quarter, the benefits of cost savings were offset by higher commodity costs and trade spending.

Net cash provided by operations in the current quarter was $197 million, versus $232 million in the year-ago quarter. The year-over-year difference is primarily due to changes in working capital resulting mainly from an increase in receivables. Net cash provided by operations in the current quarter was about 14 percent of sales.

On March 31, 2010, Clorox had a debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, as defined in the company’s lending agreement, of 2.43 to 1.

Key segment results
Following is a summary of key third-quarter results by reportable segment. All comparisons are with the third quarter of fiscal year 2009, unless otherwise stated.

Cleaning

(Laundry, home care, auto, away from home)
  1% volume growth
  4% sales decline
  3% pretax earnings growth
The segment’s volume growth was driven by increased shipments of Clorox® disinfecting wipes, although the growth rate slowed due to reduced concerns about H1N1 flu and a mild general flu season. Pine-Sol® cleaner was also a strong contributor to the segment’s volume growth. The variance between changes in volume and sales was primarily driven by unfavorable product mix and increased trade-promotion spending. Pretax earnings reflected the benefits of cost savings, lower advertising expense and favorable commodity costs.

Household

(Bags and wraps, charcoal, cat litter)
  4% volume growth
  Flat sales
  8% pretax earnings decline
Volume growth was primarily driven by all-time record shipments of Fresh Step® cat litter, and increased shipments of Kingsford® charcoal and Glad® trash bags. The variance between changes in volume and sales was primarily driven by the Glad® trash bags price rollback implemented in the previous fiscal year and higher trade-promotion spending in response to competitive activity. These factors were partially offset by the benefit of favorable product mix. Pretax earnings results were primarily due to higher commodity costs, higher trade-promotion spending and the price rollback, partially offset by cost savings.

Lifestyle

(Dressings and sauces, water filtration, global natural personal care)
  8% volume growth
  5% sales growth
  11% pretax earnings growth
The segment’s volume growth was driven by all-time record shipments of Hidden Valley® salad dressings, as well as increased shipments of Brita® pour-through water-filtration products and Burt’s Bees® natural personal care products. The variance between changes in volume and sales was primarily driven by higher trade-promotion spending to support new products. Pretax earnings reflected higher sales and lower commodity costs versus the year-ago quarter.

International

(Sales in all countries outside of the U.S., excluding natural personal care)
  3% volume growth
  9% sales growth
  Flat pretax earning
Volume growth was driven by higher shipments of disinfecting and fragranced cleaning products in Latin America. The variance between changes in volume and sales was primarily driven by the benefit of price increases. The impact of the Venezuelan currency devaluation on sales was mostly offset by favorable currencies in other countries. Pretax earnings reflected the Venezuela impact and unfavorable commodity costs.

Clorox updates fiscal 2010 outlook for diluted EPS, gross margin
  1-2 percent sales growth (unchanged)
  150-160 basis points gross margin improvement
  Diluted EPS in the range of $4.20-$4.25
Clorox continues to anticipate fiscal year 2010 sales growth at the lower end of the 1-2 percent range. This includes an anticipated negative impact of more than 1 percent related to accounting for Venezuela results at the parallel market currency exchange rate.

Clorox now anticipates gross margin improvement in the range of 150-160 basis points for the fiscal year, versus the previous outlook of 150-175 basis points improvement, reflecting anticipated modest increases in energy, resin and other commodity costs, and higher trade-promotion spending.

Clorox has updated its full year diluted EPS outlook to the range of $4.20-$4.25, versus the previous range of $4.10-$4.25, reflecting the company’s fiscal year-to-date financial performance and updated gross margin outlook.

Clorox provides initial fiscal 2011 outlook
  2-4% sales growth
  25-50 basis points gross margin improvement
  Diluted EPS in the range of $4.50-$4.65
For fiscal year 2011, Clorox’s initial financial outlook is for sales growth in the range of 2-4 percent. This outlook includes at least 2 percentage points of anticipated growth from new product innovation. It also reflects a negative impact of more than 1 percentage point due to the impact of accounting for the company’s Venezuela business at the parallel market currency exchange rate.

The company anticipates that volume will grow at a faster rate than sales, due to the impact of the Venezuela devaluation and a continued higher level of trade-promotion spending in the first half of the fiscal year.

The company anticipates gross margin expansion in the range of 25-50 basis points. Clorox projects cost savings in the range of $90 million to $100 million, more than offsetting the company’s outlook for commodity cost increases in the range of $60 million to $70 million.

The financial outlook for fiscal year 2011 assumes incremental expenses of $15 million to $17 million to support its multiyear global IT improvement program, and $10 million to $12 million for the company’s Pleasanton, Calif., research and development campus. Given Clorox’s planned IT and facility investments, the company anticipates capital expenditures in the range of $240 million to $250 million for the fiscal year.

The company’s anticipated tax rate for fiscal year 2011 is about 34 percent.

Net of all these factors, the company anticipates fiscal year 2011 diluted EPS in the range of $4.50-$4.65. This diluted EPS range includes approximately $25 million to $30 million in anticipated pretax losses associated with accounting for the company’s Venezuela business at the parallel market currency exchange rate.

For more detailed financial information
Visit the Investors: Financial Results section of the company’s website at www.TheCloroxCompany.com for the following unaudited information:
  Supplemental volume and sales growth information
  Supplemental gross margin driver information
  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
  Supplemental balance sheet and cash flow information
  Supplemental price-increase information
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.

Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s third-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s website.

The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with 8,300 employees and fiscal year 2009 revenues of $5.5 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products; Green Works® natural cleaning and laundry products; Armor All® and STP® auto-care products; Fresh Step® and Scoop Away® cat litter; Kingsford® charcoal; Hidden Valley® and K C Masterpiece® dressings and sauces; Brita® water-filtration systems; Glad® bags, wraps and containers; and Burt’s Bees® natural personal care products. The company’s products are manufactured in more than two dozen countries and sold in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $77 million to nonprofit organizations, schools and colleges. In fiscal 2009 alone, the foundation awarded $3.6 million in cash grants, and Clorox made product donations valued at $7.8 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements
This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended June 30, 2009, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: unfavorable general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation, and the financial condition of our customers, suppliers and service providers; foreign currency exchange rate and interest rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, agricultural commodities and other raw materials; increases in energy costs; the impact of the volatility of the debt markets on the company’s cost of borrowing and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure; risks arising from declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise; changes in the company’s tax rate; the success of the company’s strategies, including its previously announced Centennial Strategy; risks relating to acquisitions, mergers and divestitures, including the company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees® acquisition; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its Supply Chain Restructuring and Other restructuring plan changes; the need for any unanticipated restructuring or asset-impairment charges; the success of new products and the ability of the company to develop products that delight the consumer; consumer and customer reaction to price increases; risks related to customer concentration; customer-specific ordering patterns and trends; competitive actions; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in supplier relationships, including sole-supplier relationships; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks related to the conversion of the company’s information systems, including potential disruptions and costs; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the company’s operations; risks inherent in litigation; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers;

the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology and related services by third parties; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation including class action litigation; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP financial information
This press release contains non-GAAP financial information relating to diluted EPS, sales growth and gross margin. Included on the last page of this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:
  Charges associated with simplification of the company’s supply chain, operating model implementation and other restructuring-related charges.
  The impact of the company’s acquisition of Burt’s Bees, Inc., completed on Nov. 30, 2007.
  The impact of foreign exchange and foreign currency transactions.
  The impact of the company’s exit from its private label food bags business.
Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See the following pages for these unaudited third-quarter results:
  Condensed Consolidated Statements of Earnings
  Reportable Segment Information
  Condensed Consolidated Balance Sheets
  Third-quarter sales growth reconciliation
  Third-quarter gross margin reconciliation
  Third-quarter diluted EPS reconciliation
Media relations
Dan Staublin 510-271-1622, dan.staublin@clorox.com
Kathryn Caulfield 510-271-7209

Investor relations
Li-Mei Johnson 510-271-3396, li-mei.johnson@clorox.com
Steve Austenfeld 510-271-2270

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Nine Months Ended
	3/31/2010	3/31/2009	3/31/2010	3/31/2009
Net sales	$1,366	$1,350	$4,017	$3,950
Cost of products sold	749	739	2,220	2,291
Gross profit	617	611	1,797	1,659
Selling and administrative expenses	182	174	544	530
Advertising costs	127	125	381	351
Research and development costs	30	27	86	81
Restructuring costs	-	14	4	16
Interest expense	34	39	107	125
Other expense (income), net	1	(1)	25	6
Earnings before income taxes	243	233	650	550
Income taxes	78	80	218	183
Net earnings	$165	$153	$432	$367

Earnings per share*
Basic	$1.17	$1.08	$3.06	$2.61
Diluted	$1.16	$1.08	$3.04	$2.59

Weighted average shares outstanding (in thousands)
Basic	140,764	139,213	140,270	138,919
Diluted	140,014	140,002	141,509	140,078

*	As disclosed in Clorox's first-quarter Form 10-Q filing, the company adopted a new accounting standard regarding calculation of earnings per share. Prior year earnings per share have been adjusted to reflect the new accounting standard.

The Clorox Company

Segment Information
(Unaudited)
Dollars in millions

Third Quarter

	Net Sales			Earnings/(Losses) Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	3/31/2010	3/31/2009	Change (1)	3/31/2010	3/31/2009	Change (1)
Cleaning	$451	$471	-4%	$114	$111	3%
Household	408	407	0%	72	78	-8%
Lifestyle	226	215	5%	82	74	11%
International	281	257	9%	47	47	0%
Corporate (2)	-	-	0%	(72)	(77)	-6%
Total Company	$1,366	$1,350	1%	$243	$233	4%

Year To Date

	Net Sales			Earnings/(Losses) Before Income Taxes
	Nine Months Ended		%	Nine Months Ended		%
	3/31/2010	3/31/2009	Change (1)	3/31/2010	3/31/2009	Change (1)
Cleaning	$1,378	$1,371	1%	$336	$304	11%
Household	1,123	1,188	-5%	154	166	-7%
Lifestyle	638	602	6%	226	197	15%
International	878	789	11%	133	116	15%
Corporate (2)	-	-	0%	(199)	(233)	-15%
Total Company	$4,017	$3,950	2%	$650	$550	18%

(1)	Percentages based on rounded numbers.

(2)	The Corporate segment included $34 and $39 of interest expense for the three months ended March 31, 2010 and 2009, respectively, and $107 and $125 interest expense for the nine months ended March 31, 2010 and 2009, respectively.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	3/31/2010	6/30/2009	3/31/2009
Assets
Current assets
Cash and equivalents	$241	$206	$117
Receivables, net	556	486	457
Inventories, net	423	366	406
Other current assets	118	122	132
Total current assets	1,338	1,180	1,112
Property, plant and equipment, net	935	955	931
Goodwill	1,658	1,630	1,609
Trademarks, net	565	557	555
Other Intangible assets, net	100	105	108
Other assets	147	149	150
Total assets	$4,743	$4,576	$4,465
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Notes and loans payable	$586	$421	$543
Current maturities of long-term debt	300	577	577
Accounts payable	342	381	333
Accrued liabilities	478	472	460
Income taxes payable	66	86	65
Total current liabilities	1,772	1,937	1,978
Long-term debt	2,132	2,151	2,141
Other liabilities	610	640	581
Deferred income taxes	49	23	74
Total liabilities	4,563	4,751	4,774
Contingencies
Stockholders’ equity (deficit)
Common stock	159	159	159
Additional paid-in capital	599	579	560
Retained earnings	838	640	542
Treasury shares	(1,109)	(1,206)	(1,211)
Accumulated other comprehensive net losses	(307)	(347)	(359)
Stockholders’ equity (deficit)	180	(175)	(309)
Total liabilities and stockholders’ equity (deficit)	$4,743	$4,576	$4,465

The Clorox Company

The tables below present the unaudited reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Third-Quarter Sales Growth Reconciliation

	Fiscal	Fiscal
	2010	2009
Base sales growth	1.5%	3.6%
Foreign exchange – Venezuela	-2.3	0.0
Foreign exchange – All other	2.0	-3.1
Exit from private label business	--	-0.7
Total sales growth	1.2%	-0.2%

Third-Quarter Gross Margin Reconciliation

Q3 fiscal 2009 gross margin	45.3%
Commodities	-1.2
Pricing	0.6
Cost savings	1.7
Manufacturing & logistics	0.0
Other	-1.4
Q3 fiscal 2010 gross margin before	45.0%
impact of charges
Burt’s Bees inventory step-up	--
Restructuring-related charges	0.2
Q3 fiscal 2010 gross margin	45.2%

Q3 fiscal 2008 gross margin	39.8%
Commodities	0.0
Pricing	3.1
Cost savings	2.4
Manufacturing & logistics	-0.9
Other	-0.7
Q3 fiscal 2009 gross margin before	43.7%
impact of charges
Burt’s Bees inventory step-up	1.1
Restructuring-related charges	0.5
Q3 fiscal 2009 gross margin	45.3%

Third-Quarter Diluted EPS Reconciliation

	Fiscal	Fiscal
	2010	2009
Diluted EPS before charges	$1.23	$1.17
Foreign exchange impact – Venezuela	-0.07	0.00
Restructuring-related charges	0.00	-0.09
Diluted EPS – GAAP	$1.16	$1.08